Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS ANNOUNCES NEW CONTRACT WITH COMCAST

ENGLEWOOD, COLO. (March 17, 2004) — CSG Systems (NASDAQ: CSGS), a leading global provider of customer care and billing solutions, today announced that it has signed a new contract with Comcast Cable. In addition, CSG today issued a separate press release outlining the financial impact of the new Comcast contract to 2004 guidance as a result of the revised term increasing non-cash charges.

Under the new agreement, CSG will continue to support Comcast’s video and high-speed Internet subscribers at least through December 31, 2008. The new contract contains several new clauses, which differ from those included in the original contract that Comcast inherited with the acquisition of AT&T Broadband and were ruled on in the most recent arbitration. Such differences include:

•	The elimination of any exclusive right by CSG to provide customer care and billing for the entire 13 million AT&T Broadband subscriber base;

•	The elimination of any favored nations pricing and the establishment of new mutually agreed upon pricing for CSG’s products and services;

•	An establishment of financial minimums that includes a period of three years of minimums under the five-year contract, totaling $220 million;

•	And, finally, should Comcast terminate the contract for reasons of convenience during such period, the balance of the financial minimums will be due to CSG, and upon such payment, the contract will terminate.

“I am extremely pleased that Comcast and CSG have agreed upon new terms for a working relationship that is based on both companies’ goals and objectives,” said Ed Nafus, President of the Broadband Services Division for CSG Systems. “We have worked very hard to earn Comcast’s business after a tumultuous beginning to our relationship. We are delighted to have the opportunity to work with Comcast on its current and future initiatives.”

“With this agreement, we enter a new era of cooperation between our two companies” said Dave Richardson, Senior Vice President of Administration for Comcast. “We are committed to delivering the highest quality products and services to our customers and we’re pleased that CSG will be a part of helping us achieve those goals.”

In addition, CSG’s lenders approved the new agreement.

About Comcast Cable:

Headquartered in Philadelphia, Comcast Cable is a division of Comcast Corporation (NASDAQ: CMSCA, CMCSK), a developer, manager and operator of broadband cable networks and provider of programming content. Operating in 17 of the United States’ 20 largest metropolitan areas, Comcast is one of the leading communications, media and entertainment companies in the world. Providing basic cable, Digital Cable, high-speed Internet and telephone services, Comcast is the company to look to first for the communications products and services that connect people to what’s important in their lives. The company’s 55,000 employees serve more than 21 million customers.

About CSG Systems

With worldwide headquarters in Englewood, Colo., CSG Systems is a subsidiary of CSG Systems International, Inc. (NASDAQ: CSGS). CSG and its wholly-owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

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For more information, contact:
Carrie Schafer, Public Relations	Liz Bauer, Investor Relations
CSG Systems	CSG Systems
Phone: (303) 804-4065	Phone: (303) 804-4065
E-mail: carrie_schafer@csgsystems.com	E-mail: liz_bauer@csgsystems.com